Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Commonwealth Industries, Inc. 1995 Stock Incentive Plan, Commonwealth Industries, Inc. 1997 Stock Incentive Plan, Commonwealth Industries, Inc. 401(k) Plan and Commonwealth Aluminum Lewisport, LLC Hourly 401(k) Plan of our report dated March 5, 2004 (except for “Revisions and Reclassifications” in Note A, as to which the date is October 20, 2004) with respect to the consolidated financial statements of IMCO Recycling Inc., as amended, included in the Annual Report (Form 10-K/A) for the year ended December 31, 2003.

/s/ Ernst & Young LLP

Dallas, Texas

December 9, 2004